UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2016

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591
(Address of principal executive offices) (Zip Code)

(914) 524-6800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On February 19, 2016, Prestige Brands, Inc. (“Prestige Brands”), a wholly owned subsidiary of Prestige Brands Holdings, Inc. (the “Company”), completed the sale of $350.0 million aggregate principal amount of 6.375% senior notes due 2024 (the “notes”), pursuant to a purchase agreement, dated February 16, 2016, among Prestige Brands, the guarantors party thereto (the “Guarantors”) and the initial purchasers party thereto.

The notes were issued pursuant to an indenture, dated February 19, 2016 (the “Indenture”), among Prestige Brands, the Guarantors (including the Company) and U.S. Bank National Association, as trustee. The Indenture provides, among other things, that interest will be payable on the notes on March 1 and September 1 of each year, beginning on September 1, 2016, until their maturity date of March 1, 2024. The notes are senior unsecured obligations of Prestige Brands and are guaranteed on an unsecured senior basis by the Company and certain of its existing and future domestic restricted subsidiaries.

Prestige Brands has the option to redeem all or a portion of the notes at any time on or after March 1, 2019 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any. Prestige Brands may also redeem all or any portion of the notes at any time prior to March 1, 2019, at a price equal to 100% of the aggregate principal amount thereof plus a make-whole premium and accrued and unpaid interest, if any. In addition, before March 1, 2019, Prestige Brands may redeem up to 40% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at the redemption price set forth in the Indenture, provided that certain conditions are met. Subject to certain limitations, in the event of a Change of Control (as defined in the Indenture), Prestige Brands will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

The Indenture contains covenants that, among other things, restrict the ability of the Company and the ability of certain of its subsidiaries to incur, assume or guarantee additional indebtedness; pay dividends or redeem or repurchase capital stock; make other restricted payments; incur liens; redeem debt that is junior in right of payment to the notes; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into mergers or consolidations; and enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications.

The Indenture provides for customary events of default, which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the indentures; defaults in failure to pay certain other indebtedness; the rendering of judgments to pay certain amounts of money against the Company and certain of its subsidiaries; the failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The Notes were issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture, a copy of which is filed as Exhibit 4.1 hereto, and the notes, a form of which is filed as Exhibit 4.2 hereto, both of which are incorporated herein by reference.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Dated: February 19, 2016	By:	/s/ David S. Marberger
Name: David S. Marberger
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated February 19, 2016, among Prestige Brands, Inc., the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of Senior Note (included in Exhibit 4.1).